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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                   FORM 8-K/A
                                Amendment No. 1

                PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


      Date of Report (Date of earliest event reported): September 18, 2002


                            CAPITAL TITLE GROUP, INC.
             (Exact name of registrant as specified in its charter)


            Delaware                       1-9396                87-0399785
(State or other jurisdiction of         (Commission             (IRS Employer
incorporation or organization)           File No.)           Identification No.)


2901 East Camelback Road, Phoenix, Arizona                          85016
 (Address of principal executive offices)                        (Zip Code)


       Registrant's telephone number, including area code: (602) 954-0600


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
     The undersigned registrant, Capital Title Group, Inc. ("the Company"), hereby amends its Current Report on Form 8-K, dated September 18, 2002, to provide the financial information required by Item 7.

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

     On September 18, 2002, Capital Title Group, Inc. (the "Company") completed the acquisition of Nations Holding Group ("Nations") pursuant to an Agreement and Plan of Merger ("the Merger Agreement") dated June 11, 2002, by and among the Company, Nations and CTG One Merger Corporation ("CTG One"). Pursuant to the terms of the Merger Agreement, Nations merged with CTG One and became a wholly-owned subsidiary of the Company. Under the terms of the Merger Agreement, the stockholders of Nations exchanged all of their outstanding shares of common stock for an allocation of the merger proceeds, which consisted of $18.2 million in cash and $17.5 million in preferred stock issued by the Company. In addition, the Company issued warrants to a major shareholder of Nations to purchase up to 300,000 shares of common stock of the Company at an exercise price of $2.27 per share. The warrants had a fair value of approximately $213,000 at the date of the transaction. Comerica Bank provided $14 million under a seven-year term loan to assist in the financing of this transaction, and a $3 million revolving line of credit. The term loan will incur interest at the prime rate or LIBOR plus 2.75%. The credit facility also contains certain covenants and conditions normally included in transactions of this nature.

     The terms of the transaction, including the purchase price, were determined by negotiations between the Company and Nations, and were approved by the shareholders of Nations.

     The merger, which is being accounted for as a purchase, closed September 18, 2002 after regulatory approval was granted on September 9, 2002 by the California Department of Insurance. The operations of Nations will be included in the financial statements of the Company from the effective date of the transaction.

     The Merger Agreement and Amendment No. One to the Merger Agreement, dated July 29, 2002, by and among the Company, Nations and CTG One are incorporated by reference herein and were previously filed as Exhibits 2.1 and 2.2, respectively, to the Current Report on Form 8-K, dated September 18, 2002. A copy of the loan agreement between the Company and Comerica Bank - California is incorporated herein by reference and was previously filed as Exhibit 2.3, to the Current Report on Form 8-K, dated September 18, 2002. A copy of the press release issued by the Company on September 19, 2002, concerning the foregoing transaction is incorporated by reference and was previously filed as Exhibit 99.1, to the Current Report on Form 8-K, dated September 18, 2002.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

     Pursuant to Item 7 (a) (4) of Form 8-K, the required historical financial statements of Nations and the pro forma financial statements are being filed in this Amendment No. 1.

     The unaudited pro forma consolidated financial information of the Company, included in Item 7(b) of this Form 8-K/A, is based on and should be read in conjunction with the audited financial statements and notes thereto appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 and the unaudited financial statements and notes thereto appearing in the Company's Form 10-Q for the nine months ended September 30, 2002. The unaudited condensed combined consolidated statements of operations for the nine months ended September 30, 2002 and year ended December 31, 2001 give effect to the merger of the Company and Nations as of the beginning of the periods presented, for an aggregate purchase price of $37.2 million, including $1.3 million of related direct acquisition costs. The aggregate purchase price consisted of
$18.2 million in cash and $17.5 million in preferred stock issued by the Company. In addition, the Company issued warrants to a major shareholder of Nations to purchase up to 300,000 shares of common stock of the Company. The warrants have a strike price of $2.27 per share and based on a commonly utilized option pricing model, these warrants had a fair value of $213,000 at the grant date. Accordingly, the assets acquired and liabilities assumed in the transaction were recorded at their estimated fair value at the date of acquisition. The pro forma condensed combined consolidated statements of operations assume that the acquisition took place at the beginning of each period presented and combine the Company's and Nations' results of operations for the year ended December 31, 2001 and the nine months ended September 30, 2002, with necessary adjustments to remove those operations of Nations which were not acquired in the transaction.

     The unaudited pro forma condensed combined consolidated financial statements have been prepared by the Company based upon available information and certain assumptions that management believes are reasonable in the circumstances. The unaudited pro forma information presented herein is shown for illustrative purposes only and is not necessarily indicative of the future results of operations of the Company that would have actually occurred had the acquisition been in effect as of the date or for the periods presented. The Company's consolidated statements of operations will reflect the acquisition only from September 1, 2002.

(a) FINANCIAL STATEMENTS OF NATIONS HOLDING GROUP

                                                                            Page
                                                                            ----
    Report of Independent Auditors                                             6
    Consolidated Balance Sheets as of December 31, 2001 and 2000               7
    Consolidated Statements of Operations for the Years Ended
      December 31, 2001, 2000 and 1999                                         8
    Consolidated Statements of Stockholders' Equity for the Years
      Ended December 31, 2001, 2000 and 1999                                   9
    Consolidated Statements of Comprehensive Income for the Years
      Ended December 31, 2001, 2000 and 1999                                  10
    Consolidated Statements of Cash Flows for the Years Ended
      December 31, 2001, 2000 and 1999                                        11
    Notes to Consolidated Financial Statements                             12-25
    Unaudited Condensed Consolidated Balance Sheet as of
      September 30, 2002                                                      26
    Unaudited Condensed Consolidated Statements of Operations for
      the Nine Months Ended September 30, 2002 and 2001                       27
    Unaudited Condensed Consolidated Statements of Cash Flows for
      the Nine Months Ended September 30, 2002 and 2001                       28
    Notes to Unaudited Condensed Consolidated Financial Statements            29

(b) PRO FORMA FINANCIAL INFORMATION

    Unaudited Pro Forma Condensed Combined Consolidated Statement
      of Operations for the Year Ended December 31, 2001                      31
    Unaudited Pro Forma Condensed Combined Consolidated Statement
      of Operations for the Nine Months Ended September 30, 2002              32
    Notes to Unaudited Pro Forma Condensed Combined Consolidated
      Financial Statements                                                 33-34

(c) EXHIBITS

    2.1 Agreement and Plan of Merger dated June 11, 2002, among the Company, Nations Holding Group, and CTG One Merger
           Corporation.(*)

    2.2 Amendment No. One to Agreement and Plan of Merger, dated July 29, 2002, among the Company, Nations Holding Group, and CTG One Merger Corporation.(*)

    2.3 Variable Rate Installment Note and Business Loan Agreement Between Comerica Bank-California and the Company.(*)

    23.    Consent of KPMG LLP(1)

    99.1   News release of Capital Title Group, Inc., dated September 19,
           2002.(*)

(*) Previously filed with Form 8-K, dated September 18, 2002, filed with the Commission.
(1)  Filed herewith.

                                   SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


CAPITAL TITLE GROUP, INC.


By: /s/ Mark C. Walker                          Dated: December 2, 2002
    ---------------------------------------            -------------------------
    Mark C. Walker
    Vice President, Chief Financial
    Officer, Secretary and Treasurer

                         INDEPENDENT AUDITORS' REPORT


The Board of Directors
Nations Holding Group:


We have audited the accompanying consolidated balance sheets of Nations Holding Group and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, comprehensive income, and cash flows for each of the years in the three year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nations Holding Group and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

                                             /s/ KPMG LLP

March 1, 2002

                     NATIONS HOLDING GROUP AND SUBSIDIARIES
                           Consolidated Balance Sheets
                           December 31, 2001 and 2000

                                     ASSETS                          2001          2000
                                                                 -----------   -----------
Cash and cash equivalents                                        $ 5,971,409   $ 3,172,165
Restricted cash                                                    2,095,541     2,018,813
Cash held for customers, restricted                                       --           425
Investments:
  Short-term investments                                           1,748,837     2,590,000
  Investment in stocks available-for-sale, at fair value           1,643,314       861,058
  Investment in unconsolidated affiliate                               8,474        90,435
  Investment in bonds available-for-sale, at fair value            5,554,700     3,654,036
  Other long-term investment, at cost                              1,250,000     1,250,000
  Notes receivable (includes $1,030,657 due from affiliates)       1,247,780       369,491
                                                                 -----------   -----------
      Total cash and investments                                  19,520,055    14,006,423
Accounts receivable, less allowance for doubtful accounts
  of $588,547 in 2001 and $752,782 in 2000                         2,215,830     2,175,145
Prepaid expenses and other receivables                               804,364     1,221,425
Income tax receivable                                                401,396            --
Property and equipment, net of accumulated depreciation
    and amortization                                               5,561,773     4,162,095
Title plant                                                          417,841       417,841
Deposits with Insurance Commissioner                                  80,000        80,000
Other assets                                                         652,883       635,928
                                                                 -----------   -----------
                                                                 $29,654,142   $22,698,857
                                                                 ===========   ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable and accrued expenses                            $ 8,002,489   $ 3,490,718
Liability for cash held on behalf of customers                            --           425
Reserve for title and escrow losses                                3,015,398     2,663,286
Reserve for NTI losses                                                11,326        11,702
Income taxes payable                                                      --       738,497
Deferred tax liability                                               988,118       603,480
Minority interest                                                         --        86,006
Notes payable                                                             --     1,952,674
                                                                 -----------   -----------
      Total liabilities                                           12,017,331     9,546,788
                                                                 -----------   -----------
Stockholders' equity:
  Common stock, no par value. Authorized 50,000,000 shares;
    issued and outstanding 760,868 shares in 2001 and
    760,868 shares in 2000                                         2,520,037     2,520,037
  Retained earnings                                               14,995,770    10,595,752
  Accumulated other comprehensive income - unrealized gain
    on investments available-for-sale, net of tax                    121,004        36,280
                                                                 -----------   -----------
      Total stockholders' equity                                  17,636,811    13,152,069
                                                                 -----------   -----------
                                                                 $29,654,142   $22,698,857
                                                                 ===========   ===========

           See accompanying notes to consolidated financial statements

                     NATIONS HOLDING GROUP AND SUBSIDIARIES
                      Consolidated Statements of Operations
                  Years ended December 31, 2001, 2000 and 1999

                                                   2001            2000            1999
                                               ------------    ------------    ------------
Revenues:
  Title insurance premiums                     $ 43,296,753    $ 26,404,191    $ 26,468,702
  Escrow fees and related service charges        19,569,861       9,929,694       8,440,102
  Foreclosure and other service fees              3,333,200       5,027,827       5,630,553
  Other operating income                          4,243,962       3,756,219       2,777,788
  Realized gains on sales of investments and
     other assets                                       781         922,467              --
  Other non-operating income                        111,333         389,400              --
                                               ------------    ------------    ------------
       Total revenues                            70,555,890      46,429,798      43,317,145
                                               ------------    ------------    ------------
Expenses:
  Underwriting and plant fees                     4,388,757       3,639,043       3,304,366
  Agent commissions                                 451,498         357,637              --
  Provision for title and escrow losses           2,004,001       1,022,753       1,350,206
  Salaries and other personnel costs             44,296,302      28,108,522      26,866,381
  Other operating expenses                       10,856,703       9,491,126       8,654,866
  Depreciation and amortization expense           1,287,485         911,390         834,265
  Interest expense                                  121,769         200,797         202,542
                                               ------------    ------------    ------------
       Total expenses                            63,406,515      43,731,268      41,212,626
                                               ------------    ------------    ------------
Equity in losses of unconsolidated affiliate        (81,961)        (59,565)             --
                                               ------------    ------------    ------------
       Income before income taxes                 7,067,414       2,638,965       2,104,519
Income tax expense                                2,667,396       1,004,932         885,029
                                               ------------    ------------    ------------
       Net income                              $  4,400,018    $  1,634,033    $  1,219,490
                                               ============    ============    ============

           See accompanying notes to consolidated financial statements

                     NATIONS HOLDING GROUP AND SUBSIDIARIES
                 Consolidated Statements of Stockholders' Equity
                  Years ended December 31, 2001, 2000 and 1999

                                                                                              ACCUMULATED
                                                                                                 OTHER
                                          NUMBER OF          COMMON           RETAINED       COMPREHENSIVE
                                           SHARES            STOCK            EARNINGS        INCOME(LOSS)         TOTAL
                                        ------------      ------------      ------------      ------------      ------------
Balance, December 31, 1998                   771,368      $  2,658,182      $  8,206,249      $         --      $ 10,864,431
Dividends paid                                    --                --          (464,020)               --          (464,020)
Purchase and retirement of
common stock                                 (10,000)         (130,000)               --                --          (130,000)
Comprehensive income:
  Net income                                      --                --         1,219,490                --         1,219,490
  Change in unrealized gain on
    investments available-for-sale,
    net of tax effect of $32,179                  --                --                --           (62,467)          (62,467)
                                        ------------      ------------      ------------      ------------      ------------
Balance, December 31, 1999                   761,368         2,528,182         8,961,719           (62,467)       11,427,434
Purchase and retirement of
  common stock                                  (500)           (8,145)               --                --            (8,145)
Comprehensive income:
  Net income                                      --                --         1,634,033                --         1,634,033
  Change in unrealized gain on
    investments available-for-sale,
    net of tax effect of $50,869                  --                --                --            98,747            98,747
                                        ------------      ------------      ------------      ------------      ------------
Balance, December 31, 2000                   760,868         2,520,037        10,595,752            36,280        13,152,069

Comprehensive income:
  Net income                                      --                --         4,400,018                --         4,400,018
  Change in unrealized gain on
    investments available-for-sale,
    net of tax effect of $43,646                  --                --                --            84,724            84,724

                                        ------------      ------------      ------------      ------------      ------------
Balance, December 31, 2001                   760,868      $  2,520,037      $ 14,995,770      $    121,004      $ 17,636,811
                                        ============      ============      ============      ============      ============

           See accompanying notes to consolidated financial statements

                     NATIONS HOLDING GROUP AND SUBSIDIARIES
                 Consolidated Statements of Comprehensive Income
                  Years ended December 31, 2001, 2000 and 1999

                                                   2001           2000           1999
                                               -----------    -----------    -----------
Net income                                     $ 4,400,018    $ 1,634,033    $ 1,219,490
                                               -----------    -----------    -----------
Other comprehensive income (loss):
    Unrealized gains on investments, net (1)        85,239        134,089        (62,467)
    Reclassification adjustments for losses
       included in net income (2)                     (515)       (35,342)            --
                                               -----------    -----------    -----------
                Other comprehensive income          84,724         98,747        (62,467)
                                               -----------    -----------    -----------
                Comprehensive income           $ 4,484,742    $ 1,732,780    $ 1,157,023
                                               ===========    ===========    ===========

(1) Net of income tax expense (benefit) of $43,646, $69,076, and $(32,179) for 2001, 2000, and 1999, respectively.

(2) Net of income tax benefit of $(266), $(18,207), and $0 for 2001, 2000, and 1999, respectively.

           See accompanying notes to consolidated financial statements

                     NATIONS HOLDING GROUP AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                  Years ended December 31, 2001, 2000 and 1999

                                                           2001            2000            1999
                                                       ------------    ------------    ------------
Cash flows from operating activities:
  Net income                                           $  4,400,018    $  1,634,033    $  1,219,490
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Depreciation and amortization                       1,234,289         911,390         834,265
      Realized gains on sales of investments and
        other assets                                             --        (922,467)             --
      Equity in losses of unconsolidated affiliate           81,961          59,565              --
      Decrease in reserve for NTI losses                       (376)         (8,298)        (34,813)
      Changes in operating assets and liabilities:
        Accounts receivable                                 (40,685)        470,091         475,792
        Prepaid expenses and other receivables              417,061        (240,596)         62,156
        Income tax receivable and payable                (1,139,893)      1,171,055        (617,242)
        Other assets                                        (16,955)       (469,323)        (83,056)
        Accounts payable and accrued expenses             4,511,770         212,586      (2,484,614)
        Reserve for title and escrow losses                 352,112        (218,003)        898,167
        Deferred income taxes                               384,638         270,733         452,316
        Minority interest                                   (86,006)         86,006              --
                                                       ------------    ------------    ------------
          Net cash provided by operating activities      10,097,935       2,956,772         722,461
                                                       ------------    ------------    ------------
Cash flows from investing activities:
  Sales (purchases) of property and equipment, net       (2,633,967)      1,144,236        (929,078)
  Purchases of investments in bonds                      (1,984,426)     (1,701,729)     (1,888,739)
  Purchases of investments in stocks of unaffiliated
    companies                                              (814,570)       (769,657)       (136,994)
  Purchase of investment in stock of unconsolidated
    affiliate                                                    --        (150,000)             --
  Purchase of other long-term investment                         --      (1,250,000)             --
  Increase (decrease) in short-term investments             841,163        (740,000)     (1,060,000)
  Issuance of notes receivable                             (878,289)       (369,491)             --
  Increase in restricted cash                               (76,728)       (110,420)        (92,188)
  Proceeds from sale of wholly owned subsidiary                  --         150,000              --
  Sale of investments in bonds and stocks                   200,800          90,544              --
  Deposits with Insurance Commissioner                           --          (5,000)             --
                                                       ------------    ------------    ------------
          Net cash used in investing activities          (5,346,017)     (3,711,517)     (4,106,999)
                                                       ------------    ------------    ------------
Cash flows used in financing activities:
  Payments on notes payable                              (1,952,674)       (946,932)       (104,581)
  Proceeds from notes payable                                    --              --       1,400,000
  Repurchase of Company common stock                             --          (8,145)       (130,000)
  Dividends paid                                                 --              --        (464,020)
                                                       ------------    ------------    ------------
          Net cash provided by (used in)
            financing activities                         (1,952,674)       (955,077)        701,399
                                                       ------------    ------------    ------------
          Net increase (decrease) in cash and
            cash equivalents                              2,799,244      (1,709,822)     (2,683,139)
Cash and cash equivalents, beginning of year              3,172,165       4,881,987       7,565,126
                                                       ------------    ------------    ------------
Cash and cash equivalents, end of year                 $  5,971,409    $  3,172,165    $  4,881,987
                                                       ============    ============    ============

           See accompanying notes to consolidated financial statements

                              NATIONS HOLDING GROUP
                                AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                        December 31, 2001, 2000 and 1999

(1)  SIGNIFICANT ACCOUNTING POLICIES

     (A)  ORGANIZATION

          Nations Holding Group (NHG or the Company), through its subsidiaries, is primarily engaged in the business of issuing title insurance policies and performing other title-related services, such as escrow activities in connection with real estate transactions. The Company's wholly owned subsidiaries at December 31, 2001 consist of United Title Company (UTC), United Title Insurance Company (UTIC), Shatto Exchange Services, Shatto Information Systems, Specific Property Inspection, and First California Title Company (FCTC). The Company owns an 85% interest in United Title Agency, Inc. (UTA), an Arizona-based underwritten title company which commenced operations in August 2000. See note 3. On January 1, 2001, the Company acquired an 80% interest in AdvantageWare, Inc., a California-based software services company. On October 24, 2000, the Company sold its wholly owned subsidiary, Quality Loan Service Corporation (QLS).

     (B)  BASIS OF PRESENTATION

          The accompanying consolidated financial statements include the accounts and operations of the Company and its wholly owned and majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

     (C)  CASH EQUIVALENTS

          The Company considers cash equivalents to be cash held at depository institutions and all short-term investments with original maturities of three months or less.

     (D)  INVESTMENTS

          Short-term   investments  consist  of  certificates  of  deposit  with
          original maturities of 91 days to 1 year.

          Bonds are purchased to support the investment strategies of the Company, which are developed based on many factors including rate of return, maturity, credit risk, tax considerations, and regulatory requirements. Bonds, which may be sold prior to maturity to support the Company's investment strategies, are carried at fair value and are classified as available-for-sale as of the balance sheet dates. Fair values for fixed maturity securities are principally a function of current interest rates and are based on quoted market prices.

          Common and preferred stocks of unaffiliated companies are considered to be available-for-sale and carried at fair value as of the balance sheet dates. Fair values are based on quoted market prices.

          Investment in unconsolidated affiliate consists of an investment in the common stock of Inter-County Title Company, a Nevada Corporation (Inter-County). The investment represents a 25% ownership interest in Inter-County and is accounted for on the equity method. The difference between the cost of the investment and the Company's underlying equity in the net assets of Inter-County on the acquisition date was $112,500, and is being amortized over a ten-year period.

          Other long-term investment consists of an investment in 2,223 shares of nonvoting Series A Convertible Participating Preferred Stock of Mountain Pacific Financial, Inc., which was acquired effective December 31, 2000. The investment is accounted for at cost.

                              NATIONS HOLDING GROUP
                                AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                        December 31, 2001, 2000 and 1999

          Realized gains and losses on the sale of investments are determined on the basis of the cost of the specific investments sold and are credited or charged to income on a trade-date basis. Unrealized gains or losses on bonds and stocks, which are classified as available-for-sale, net of applicable deferred income tax expense (benefit), are excluded from income and credited or charged directly to a separate component of stockholders' equity. If any unrealized losses on debt or stocks are deemed other than temporary, such unrealized losses are recognized as realized losses.

     (E) CASH HELD FOR CUSTOMERS AND LIABILITY FOR CASH HELD ON BEHALF OF CUSTOMERS

          Cash held for customers consists of cash received from customers in connection with real estate exchange intermediary services provided by the Company's wholly owned subsidiary, Shatto Exchange Services. Interest earned on this cash is included in other income in the consolidated statements of operations. This cash is restricted for use only in these real estate exchange transactions. As such, a liability for cash held on behalf of customers has been established to reflect the portion of this restricted cash that will be used in the exchange transaction or returned to the customers.

     (F)  COMPREHENSIVE INCOME

          Comprehensive  income consists of net income and net unrealized  gains
          (losses)  on  investments   and  is  presented  in  the   consolidated
          statements of comprehensive income.

     (G)  PROPERTY AND EQUIPMENT

          Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, which range from 5 to 30 years. Expenditures for maintenance and repairs are charged to operations as incurred, while renewals and betterments are capitalized.

     (H)  RESERVE FOR TITLE AND ESCROW LOSSES

          Liabilities for title and escrow losses represent estimated claim costs relating to title insurance contracts and escrow services, including estimates of costs relating to incurred but not reported claims. Changes in estimates of these liabilities are reflected in the period in which determined.

     (I)  INCOME TAXES

          The Company and its subsidiaries file a consolidated federal income tax return and a combined California state franchise tax return. Deferred tax assets and liabilities are recognized for temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities and expected benefits of utilizing net operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The impact on deferred tax assets and liabilities of a change in tax rates and laws, if any, is applied to the years during which temporary differences are expected to be settled and reflected in the financial statements in the period enacted.

     (J)  FAIR VALUE OF FINANCIAL INSTRUMENTS

          The carrying values of the Company's investments in stocks and bonds are their estimated fair values. The book values of the Company's other financial instruments are considered to approximate their fair values due to their short-term maturity.

                              NATIONS HOLDING GROUP
                                AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                        December 31, 2001, 2000 and 1999

     (K)  USE OF ESTIMATES

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (L)  REVENUE RECOGNITION

          Title insurance premiums and sub-escrow and reconveyance fees are recognized at the time of recording of title, and escrow fees are recognized at the close of escrow. Foreclosure fees are recognized as the related services are performed. Other service fees, which consist primarily of limited coverage title policy fees, lot book reports, and endorsement fees, are recognized at the time of issuance of the policies or reports.

     (M)  TITLE PLANT

          Title plant is recorded at the cost incurred to construct or obtain and organize historical title information to the point it can be used to perform title searches. Costs incurred to maintain, update, and operate title plant are expensed as incurred. Title plants are not amortized as they are considered to have an indefinite life if maintained.

     (N)  CERTAIN CLASSIFICATIONS

          Certain  2000  and  1999  amounts  have  been  reclassified  in  these
          consolidated   financial   statements   to   conform   with  the  2001
          presentation.

     (O)  NOTE RECEIVABLE

          The carrying values of notes receivable at December 31, 2001 and 2000 approximate their fair values.

                              NATIONS HOLDING GROUP
                                AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                        December 31, 2001, 2000 and 1999

     (P)  MINORITY INTEREST

          The minority interest at December 31, 2000 represents the minority stockholders' 49% ownership interest in the equity of UTA. At December 31, 2001, minority stockholders' ownership was 15% and minority interest was $0 as losses were experienced by UTA.

     (Q)  CAPITALIZED SOFTWARE COSTS

          Included in other assets at December 31, 2001 are capitalized software costs of $188,477, net of accumulated amortization of $47,117. Capitalized software costs are amortized over their estimated useful life of five years.

     (R)  REINSURANCE

          In the ordinary course of business, the Company reinsures certain risks with another insurer for the purpose of limiting its maximum loss exposure. The Company cedes a portion of certain policy liabilities under an excess of loss reinsurance agreement. Reinsurance agreements provide that in the event of loss (including costs, attorneys' fees, and expenses) exceeding the retained amounts, the reinsurer is liable for the excess amount assumed. However, the ceding company remains primarily liable in the event the reinsurer does not meet its contractual obligations. Ceded premiums, expense reimbursements, and benefits are accounted for on a basis consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Premiums ceded have been reported as reduction of title insurance premiums.

(2)  INVESTMENTS

     The amortized cost and estimated fair value of investments in bonds available-for-sale at December 31, 2001 and 2000 are summarized as follows:

                                                                       2001
                                     ------------------------------------------------------------------------
                                      AMORTIZED      GROSS UNREALIZED    GROSS UNREALIZED      ESTIMATED FAIR
                                         COST              GAINS              LOSSES               VALUE
                                     -----------        -----------         -----------         -----------
     U.S. government agencies        $   942,344        $    36,347         $    (1,043)        $   977,648
     State and political
         subdivisions                  1,778,240             29,445             (14,255)          1,793,430
     Corporate securities              2,715,892            104,546             (36,816)          2,783,622
                                     -----------        -----------         -----------         -----------
                                     $ 5,436,476        $   170,338         $   (52,114)        $ 5,554,700
                                     ===========        ===========         ===========         ===========

                              NATIONS HOLDING GROUP
                                AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                        December 31, 2001, 2000 and 1999

                                                                       2000
                                     ------------------------------------------------------------------------
                                      AMORTIZED      GROSS UNREALIZED    GROSS UNREALIZED      ESTIMATED FAIR
                                         COST              GAINS              LOSSES               VALUE
                                     -----------        -----------         -----------         -----------
     U.S. government agencies        $   910,675        $    47,376         $        --         $   958,051
     State and political
         subdivision                     833,381             40,870                  --             874,251
     Corporate securities              1,846,412             30,660             (55,338)          1,821,734
                                     -----------        -----------         -----------         -----------
                                     $ 3,590,468        $   118,906         $   (55,338)        $ 3,654,036
                                     ===========        ===========         ===========         ===========

     Contractual maturities at December 31, 2001, which may differ from expected maturities because certain borrowers have the right to call or prepay obligations with or without prepayment penalties, are as follows:

                                                            ESTIMATED FAIR
          MATURITY DATES              AMORTIZED COST             VALUE
          --------------              --------------             -----
               2002                     $  300,580            $  307,794
           2003 - 2007                   1,304,020             1,354,730
           2008 - 2012                   1,153,025             1,159,440
           After 2012                    2,678,851             2,732,736
                                        ----------            ----------
                                        $5,436,476            $5,554,700
                                        ==========            ==========

                              NATIONS HOLDING GROUP
                                AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                        December 31, 2001, 2000 and 1999

     The change in unrealized gains (losses) on investments in bonds available-for-sale included in other comprehensive income for the years ended December 31, 2001, 2000 and 1999 was $54,656, $154,531 and $(90,963),
     respectively.  Gross  unrealized  gains  on  available-for-sale  stocks  at
     December  31,  2001,   2000  and  1999  were  $67,825,   $2,064  and  $318,
     respectively. Gross unrealized losses on available-for-sale stocks at December 31, 2001, 2000 and 1999 were $(3,300), $(10,661) and $(4,000), respectively.

     Investment in stocks available-for-sale at December 31, 2001 and 2000 consist of investments in the following:

                                                                         2001
                                                            ------------------------------
                                                                            ESTIMATED FAIR
                                                               COST             VALUE
                                                            ----------        ----------
     Preferred and common stock of banks, trust, and
       insurance companies                                  $  541,010        $  562,885
     Preferred stock of public utilities                        56,595            63,455
     Preferred and common stock of industrial and
       miscellaneous companies                                 981,185         1,016,974
                                                            ----------        ----------
                                                            $1,578,790        $1,643,314
                                                            ==========        ==========

                                                                         2000
                                                            ------------------------------
                                                                            ESTIMATED FAIR
                                                               COST             VALUE
                                                            ----------        ----------
     Preferred and common stock of banks, trust, and
       insurance companies                                  $  250,225        $  247,865
     Preferred stock of public utilities                        56,880            54,880
     Preferred stock of industrial and miscellaneous
       companies                                               562,550           558,313
                                                            ----------        ----------
                                                            $  869,655        $  861,058
                                                            ==========        ==========

     Realized gains on sales of investments for 2001 consists of a realized gain of $1,581 from the sale of an investment in bonds and a realized loss of $800 from the sale of an investment in preferred stocks.

                              NATIONS HOLDING GROUP
                                AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                        December 31, 2001, 2000 and 1999

     Realized gains on sales of investments and other assets for 2000 consists of a realized gain of $85,944 from the sale of QLS, a realized gain of $53,549 from the sale of an investment in the common stock of an unaffiliated company, and a realized gain of $782,974 from the sale of the Company's home office building.

(3)  ACQUISITIONS

     In June 2000, the Company acquired 51,000 shares of common stock of UTA, representing a 51% ownership interest in the Company, for $200,000 in cash. The Company recorded goodwill of $60,770 upon acquisition, which is being amortized over ten years. Included in other assets at December 31, 2000 is the UTA goodwill, net of accumulated amortization, of $58,744. In March 2001, the Company acquired an additional 233,333 shares of common stock, representing an additional 34% ownership interest in the company, for $150,000 in cash and a note payable for $550,000. The note was paid during 2001. UTA had a net loss of $762,973 for 2001.

     In January 2001, the Company acquired an 80% ownership interest in AdvantageWare, Inc. for $200,000 cash. In connection with this acquisition, the Company recorded intangibles of $235,596, representing capitalized software costs, which are being amortized over their estimated useful life of five years.

(4)  INCOME TAXES

     The income tax expense consists of the following:

                                      2001             2000             1999
                                  ------------     ------------     ------------
     Current                      $  2,326,400     $    786,898     $    432,714
     Deferred                          340,996          218,034          452,315
                                  ------------     ------------     ------------
                                  $  2,667,396     $  1,004,932     $    885,029
                                  ============     ============     ============

     The income tax expense effective rate on income for the years ended December 31, 2001, 2000, and 1999 consists of the following:


                                                 2001          2000        1999
                                                 ----          ----        ----
     Statutory federal income tax rate           34.0%         34.0%       34.0%
     State and local income taxes, net of
       federal deduction                          3.4           2.1         1.3
     Exclusion of certain meals and
       entertainment expenses                     0.9           2.5         2.9
     Other                                       (0.6)         (0.5)        3.8
                                                 ----          ----        ----
         Effective tax rate                      37.7%         38.1%       42.0%
                                                 ====          ====        ====

                              NATIONS HOLDING GROUP
                                AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                        December 31, 2001, 2000 and 1999

     The balances of the deferred income tax assets and liabilities at December 31, 2001 and 2000 are as follows:

                                                       2001         2000
                                                    ---------    ---------
     Deferred income tax assets:
     Difference in reserve for title and escrow
       losses                                       $      --    $  30,159
     Difference in bad debt reserves                  252,133      302,901
     Reserve for NTI losses                             4,852        5,013
     Vacation accrual                                 189,169      183,218
     State taxes                                      150,441       44,503
                                                    ---------    ---------

     Total                                            596,595      565,794

     Deferred income tax liabilities:
     Tax deferred gain on sale of NTI                (897,730)    (864,859)
     Unrealized gain on investments                   (62,336)     (18,691)
     Basis difference on fixed assets                (359,214)    (275,029)
     Difference in reserve for title and escrow
       losses                                        (265,433)          --
     Other                                                 --      (10,695)
                                                    ---------    ---------
     Net deferred tax liabilities                   $(988,118)   $(603,480)
                                                    =========    =========

     Based upon the Company's current and historical pretax earnings, management believes that it is more likely than not that the Company will realize the benefit of the remaining deferred tax assets. Management believes the existing temporary differences will reverse during periods in which the Company generates net taxable income. However, there can be no assurance that the Company will generate any earnings or any specific level of continuing earnings in future years. Certain tax planning or other strategies could be implemented, if necessary, to supplement income from operations to fully realize recorded tax benefits.

(5)  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                    2001           2000
                                                -----------    -----------
     Land                                       $   337,000    $   337,000
     Buildings and improvements                   1,797,634      1,345,244
     Furniture and equipment                      7,065,236      5,676,826
                                                -----------    -----------
                                                  9,199,870      7,359,070

     Less accumulated depreciation and
       amortization                              (3,638,097)    (3,196,975)
                                                -----------    -----------
                                                $ 5,561,773    $ 4,162,095
                                                ===========    ===========

                              NATIONS HOLDING GROUP
                                AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                        December 31, 2001, 2000 and 1999

(6)  NOTES RECEIVABLE

     Notes receivable at December 31, 2001 consist of a $217,123 note receivable from the sale of the Company's home office, collateralized by the office building, a $130,657 note receivable from Inter-County, collateralized by a personal guaranty from the majority shareholder, and a $900,000 advance pursuant to a credit line to Mountain Pacific Financial, Inc., collateralized by a personal guaranty from the majority shareholder and the net assets of Mountain Pacific Financial, Inc. The $217,123 note bears interest of 11.25% per annum, with principal and interest payable in equal installments over 60 months beginning November 20, 2000. The Inter-County note bears interest of 9% per annum, with monthly payments of an amount which is the greater of 5% of the title insurance premiums originated by Inter-County in the previous month, or monthly interest only. Any remaining principal balance is due on June 30, 2003. The note is secured by a personal guaranty of the majority shareholder of Inter-County. The Mountain Pacific Financial, Inc. credit line bears interest of 1% in excess of the prime rate announced by Comerica Bank for $600,000 of the balance and prime rate announced by Comerica Bank for the remaining $300,000 of the balance. The maturity date of the loan is March 21, 2004 for the $600,000 balance and January 19, 2004 for the $300,000 balance.

(7)  RESTRICTED CASH AND RESERVE FOR NTI LOSSES

     On September 13, 1995, NHG entered into an agreement with Fidelity National Financial, Inc. (Fidelity) to sell 100% of the outstanding stock of NTI, a wholly owned subsidiary of the Company, to Fidelity. In connection with the sale of NTI, NHG agreed to indemnify Fidelity with respect to two pending claims. In addition, NHG agreed to indemnify Fidelity against adverse consequences in excess of $500,000 with respect to any breaches of its representations and warranties provided for in the agreement. At the time of the sale, a portion of the proceeds from the sale was held by an escrow agent, in consideration of these indemnification matters. As of December 31, 2001, one of the aforementioned indemnification items was still pending. As a result, $2,095,541, representing a portion of the cash proceeds from the sale of NTI, plus accrued interest, is restricted at December 31, 2001, pending the final resolution of the remaining indemnification matter. The Company carries a reserve for NTI losses of $11,326 at December 31, 2001 for anticipated professional fees or other costs associated with resolving this issue. The Company does not expect that the resolution of these issues will have a material impact on the financial position of the Company.

                              NATIONS HOLDING GROUP
                                AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                        December 31, 2001, 2000 and 1999

(8)  NOTES PAYABLE

     Notes payable consist of the following:

                                                      2001           2000
                                                  -----------     ----------

     Note payable to a bank bearing
       interest at the bank's prime rate
       (4.75% at December 31, 2001), due
       February 28, 2002, with monthly
       installments of $5,610;
       collateralized by first trust deeds
       on land and buildings with an
       aggregate original cost of
       approximately $845,000                     $        --     $  452,676

     Bank line of credit bearing interest
       at the bank's prime rate (4.75% at
       December 31, 2001), due June 25,
       2002, with monthly payments of
       interest only; unused portion of
       $3,000,000 at December 31, 2001                     --      1,499,998
                                                  -----------     ----------
                                                  $        --     $1,952,674
                                                  ===========     ==========

(9)  COMMITMENTS AND CONTINGENCIES

     (A)  LEASES

          The Company is committed under operating leases, for office space and equipment, to minimum future rental payments as follows:

                Year ending December 31:
                          2002                    $2,679,754
                          2003                     1,946,429
                          2004                     1,455,111
                          2005                       841,939
                          2006                        69,595
                                                  ----------
                                                  $6,992,828
                                                  ==========

          Offsetting this obligation, the Company currently expects to receive total sublease income of $1,163,019. Rental expense charged to operations was approximately $2,669,599 in 2001, $1,521,331 in 2000 and $1,036,332 in 1999, net of sublease income.

                              NATIONS HOLDING GROUP
                                AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                        December 31, 2001, 2000 and 1999

     (B)  UNDERWRITING AND TITLE PLANT AGREEMENTS

          As of December 31, 2001, UTC has an underwriting agreement with Chicago Title Insurance Company. Under this agreement, UTC is liable under any single policy for only the first $10,000 of loss.

          For FCTC, title insurance policies were underwritten by Stewart Title Guaranty Company (Stewart) through January 1997. Under the underwriting agreement with Stewart, FCTC is liable under any single policy for only the first $5,000 of loss. FCTC is indemnified by Stewart against all losses incurred prior to December 28, 1995. FCTC also entered into an underwriting agreement with Chicago Title Insurance Company on December 30, 1996. Under this underwriting agreement, FCTC is liable under any single policy for the first $5,000 of loss.

          UTC has agreements with Security Union Title Insurance Company (Security) providing UTC access to Security's title plant for each county where UTC does business. The agreements were renegotiated effective August 1, 2000 and expire on July 31, 2005 with automatic three-year extensions unless either party gives notice not to extend. UTC pays a fee of 3% of the first $1,500,000 of monthly gross title premiums and 2.75% of monthly gross title premiums in excess of that amount for all counties. Under this new agreement, UTC no longer has an interest in each of the joint title plants managed by Security in the counties of Orange, Riverside, and San Bernardino. Monthly expenses of the operation of the joint title plants were shared by its owners, including UTC. The contracts required minimum monthly plant fees in the aggregate of approximately $35,000 in 2000 for all counties. Plant fees and related computer access charges amounted to approximately $1,521,401, $1,169,216 and $1,162,180 in 2001, 2000 and
          1999, respectively.

     (C)  CONTINGENCIES

          The Company is involved in various claims and lawsuits arising in the ordinary course of business. It is management's opinion that the outcome of these actions will not have a material effect on the consolidated financial statements of the Company.

          The Auditor Division of the Controller of the State of California is currently conducting an examination of the funds due the state of California under various escheatment regulations for the years ended on and prior to December 31, 1997. The Company has received a preliminary copy of the report and is continuing discussions with the Auditor Division of the Controller of the State of California to quantify amounts due, if any. Management does not believe that the examination performed by the Auditor Division of the Controller of the State of California will have a material impact on the Company's financial position or results of operations.

          The Attorney General of the State of California has filed a suit on behalf of the California Controller against the entire title and escrow industry in California alleging irregularities and violations of title and escrow practices. The Company has not received any formal communications from the Attorney General regarding this litigation. The Company does not currently have any reason to believe that the resolution of this lawsuit will have a material adverse impact on its financial position or results of operations.

                              NATIONS HOLDING GROUP
                                AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                        December 31, 2001, 2000 and 1999

     (D)  ESCROW, TRUST, AND RELATED DEPOSITS

          As a service to its customers, the Company administers escrow and trust deposits, which amounted to approximately $153,656,150 and $71,516,493 at December 31, 2001 and 2000, respectively, representing undisbursed amounts received for settlements of mortgage loans and indemnities against specific title risks. In connection with real estate exchange intermediary services provided by the Company's wholly owned subsidiary, Shatto Exchange Services, the Company holds cash of $3,725,413 at December 31, 2001 on deposit for its customers. Interest earned on this cash inures to the benefit of the customer. These funds are not considered assets of the Company and, therefore, are excluded from the accompanying consolidated balance sheets.

     (E)  SPECIAL DEPOSITS

          Included in cash and cash equivalents, short-term investments, and other long-term investments at December 31, 2001 are certificates of deposit in the amount of $700,000, held in special deposit for the benefit of policyholders, claimants, and creditors in accordance with the laws of the states of Nevada and Arizona. Included in investment in bonds available-for-sale, at fair value at December 31, 2001 are bonds in the amount of $550,000, held in special deposit for the benefit of policyholders, claimants, and creditors in accordance with the laws of the state of Arizona.

(10) STOCKHOLDERS' EQUITY

     (A)  PHANTOM STOCK PLAN

          The board of directors of the Company adopted a compensation bonus plan for certain employees that provides for the awarding of phantom stock of the Company, at its discretion. Plan participants are entitled to cash dividends but do not have any voting rights. The shares are also nontransferable. The value of the stock is equal to the difference between the Company's equity per share of common stock, less reserves necessary to cover obligations to existing holders of phantom stock at the date of redemption, and the Company's equity per share at the end of the month immediately preceding the date of the award. Equity is determined in accordance with accounting principles generally accepted in the United States of America. The total outstanding shares at December 31, 2001 and 2000 were 2,000.

     (B)  STOCK OPTION

          On April 16, 1996, the Company granted a nonqualified stock option (the Option) to a senior executive officer of the Company. The Option allows the executive to purchase 25,000 shares of the Company's common stock at a purchase price of $10.01 per share. The Company accounts for the Option in accordance with APB 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. No compensation expense was recognized on the grant date as the exercise price approximated the fair market value of the shares on the date of grant. The Option vests at the rate of 5,000 shares on each of the first five anniversaries of the grant date. As of December 31, 2001 and 2000, respectively, 25,000 and 20,000 shares of the Option are currently exercisable. The Option expires on the seventh anniversary of the grant date, or may terminate at an earlier date if there is a change in the officer's employment status. No options were exercised in 2001 or 2000.

                              NATIONS HOLDING GROUP
                                AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                        December 31, 2001, 2000 and 1999


     (C)  COMMON STOCK TRANSACTIONS

          During 2000, the Company repurchased 500 shares of common stock in exchange for $8,145 in cash. These shares were subsequently retired. Shares were repurchased at a price approximating book value at the date of the purchase.

     (D)  REGULATORY RESTRICTIONS OF SUBSIDIARIES

          Certain of the Company's wholly owned subsidiaries are subject to regulatory restrictions under the California Insurance Code, which could impact their ability to pay dividends to the Company.

          Under the California Insurance Code, FCTC and UTC are required to maintain a prescribed minimum net worth of $400,000 at December 31, 2001 and current assets of at least $10,000 in excess of their current liabilities.

          UTIC is subject to extensive regulation under applicable state laws. Pursuant to regulations of the state of California, the amount of dividends, loans, and advances available to the Company is limited, principally for the protection of policyholders. Generally, the total amount of dividends and distributions is limited to the greater of 10% of surplus as regards policyholders as of December 31 of the year next preceding or 100% of net income for the 12-month period ending December 31 next preceding, provided that the amount does not exceed earned surplus. Under these restrictions, the maximum dividend payment which may be made by UTIC during 2002, without prior regulatory approval, is $927,354.

(11) RELATED PARTY TRANSACTIONS

     The Company and its principal stockholder each own a 50% undivided interest in two commercial buildings. The Company occupies a portion of both buildings. The Company's undivided interest in both properties is included in property and equipment. The Company managed the rental operations and remits to the principal stockholder 50% of the buildings' net income at year-end. At December 31, 2001, the Company has an $8,048 receivable from the principal stockholder.

     UTA, UTC, and QLS provide title insurance, escrow, and foreclosure services to a majority-owned affiliate of its principal stockholder and have recognized approximately $680,404, $160,209 and $541,233 in title insurance, trustee sale guarantee, and foreclosure fees in 2001, 2000 and 1999, respectively.

     At December 31, 2001, the Company has notes receivable of $130,657 due from Inter-County, an entity of which NHG owns 25% of the voting common stock. During 2001, the Company's 80%-owned subsidiary, AdvantageWare Inc., sold software services to Inter-County for fees totaling $19,224.

                              NATIONS HOLDING GROUP
                                AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                        December 31, 2001, 2000 and 1999

       During 2001, the Company advanced a total of $900,000 to Mountain Pacific Financial, Inc. (Mountain Pacific), an entity that owns and operates multiple real estate offices in San Diego County, California. The Company also owns $1,250,000 of nonvoting convertible stock of Mountain Pacific, which would represent a 40% ownership interest if converted to common stock. The Company accounts for the preferred stock investment at cost. During January 2002, the Company advanced an additional $100,000 to Mountain Pacific. On February 28, 2002, the Company acquired an additional 980 shares of nonvoting convertible preferred stock of Mountain Pacific in exchange for the forgiveness of $551,054 of the notes receivable. With this additional investment, the Company's ownership interest in Mountain Pacific if the preferred stock is converted to common stock is 49%. Mountain Pacific had net losses of $571,000 for 2001.

(12) PROFIT SHARING DEFERRED SAVINGS PLAN

     The Company has a qualified profit sharing deferred savings plan in effect under Section 401(k) of the Internal Revenue Code. Each participant is able to defer the receipt of and reduce compensation by up to 15% of compensation before the reduction. The Company's matching contribution is equal to 1% of individual employee compensation up to $500 per employee for employees who defer at least 2% of compensation. In addition, the Company may make additional contributions to the profit sharing element of the plan at the discretion of the board of directors. Total contributions are not to exceed the annual amounts deductible under Internal Revenue Service regulations. The Company's matching and additional discretionary contributions charged to expense amounted to approximately $113,453, $105,857 and $86,509 in 2001, 2000 and 1999, respectively.

(13) SUPPLEMENTAL CASH FLOW INFORMATION

     The following supplemental cash flow information is provided with respect to interest and tax payments:

                                          2001         2000         1999
                                       ----------   ----------   ----------
     Cash paid during the year:
         Interest                      $    8,461        9,251       11,162
         Income taxes                   3,462,845      207,000    1,049,756

(14)   REINSURANCE

       An Excess Reinsurance Agreement was entered into with Chicago Title Insurance Company on September 25, 1997. Pursuant to that agreement, the Company retains the first $500,000 of the fixed policy liability, except that in the case of Trustee Sale Guarantees, the primary retention is the first $750,000. Ceded premiums were $95,000 and $131,847 in 2001, 2000 and 1999, respectively. There were no recoveries recognized under reinsurance contracts during 2001, 2000 and 1999.

                              NATIONS HOLDING GROUP
                      Condensed Consolidated Balance Sheet

                                                                       As of
                                                           September 30,    December 31,
                                                                2002            2001
                                                            -----------     -----------
                                                            (unaudited)
ASSETS:
Cash and cash equivalents                                   $ 7,790,446     $ 5,971,409
Short term investments                                          750,000       1,748,837
Restricted cash                                               2,115,527       2,095,541
Accounts receivable, net                                      2,089,573       2,215,830
Fixed maturities, available-for-sale                          6,574,889       5,554,700
Equity securities, available-for-sale                         2,327,311       1,643,314
Notes and other receivables                                   2,121,147       1,649,176
Property and equipment, net                                   5,100,978       5,561,773
Investment in title plant                                       417,841         417,841
Deposits and other assets                                     2,750,127       2,795,721
                                                            -----------     -----------
       Total Assets                                         $32,037,839     $29,654,142
                                                            ===========     ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Accounts payable and accrued expenses                     $ 7,220,857     $ 8,002,489
  Reserve for title and escrow losses                         3,586,833       3,015,398
  Other liabilities                                           1,179,126         999,444
                                                            -----------     -----------
       Total Liabilities                                     11,986,816      12,017,331

Stockholders' Equity:
  Common stock, no par value, Authorized 50,000,000
  shares; issued and outstanding 760,868 shares in 2002       2,770,287       2,520,037
  Retained earnings                                          17,001,305      14,995,770
  Accumulated other comprehensive income                        279,431         121,004
                                                            -----------     -----------
       Total Stockholders' Equity                            20,051,023      17,636,811
                                                            -----------     -----------
            Total Liabilities and Stockholders' Equity      $32,037,839     $29,654,142
                                                            ===========     ===========

            See accompanying notes to condensed financial statements

                                       26

                              NATIONS HOLDING GROUP
                 Condensed Consolidated Statement of Operations

                                                    For the nine months ended
                                                          September 30,
                                                 -------------------------------
                                                     2002                2001
                                                 -----------         -----------
                                                           (Unaudited)
REVENUE:
  Title insurance fees                           $37,950,079         $33,093,653
  Escrow and related fees                         17,837,209          14,099,190
  Investment and other income                      1,629,182           2,985,235
                                                 -----------         -----------
        Total Revenue                             57,416,470          50,178,078

EXPENSES:
  Personnel costs                                 38,627,015          31,465,523
  Rent                                             3,322,757           2,688,079
  Interest                                               239             121,502
  Other operating expenses                        12,274,056          11,126,380
                                                 -----------         -----------
        Total Expenses                            54,224,067          45,401,484

Income before income taxes                         3,192,403           4,776,594

Income tax expense                                 1,186,868           1,787,298
                                                 -----------         -----------

Net income                                       $ 2,005,535         $ 2,989,296
                                                 ===========         ===========

            See accompanying notes to condensed financial statements

                              NATIONS HOLDING GROUP
                 Condensed Consolidated Statements of Cash Flows

                                                            For the nine months ended
                                                                   September 30,
                                                           ----------------------------
                                                              2002             2001
                                                           -----------      -----------
                                                                   (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                 $ 2,005,535      $ 2,989,296
Adjustments to reconcile net income to net cash
   provided by operating activities:
     Depreciation and amortization                           1,030,211          826,887
Increase (decrease) in cash resulting from changes in:
     Accounts receivable                                       126,257          158,129
     Other receivables                                         (26,618)        (996,635)
     Deposits and other assets                                  25,608        1,037,901
     Accounts payable and accrued expenses                    (781,632)         769,241
     Reserve for title and escrow losses                       571,435          291,558
     Other liabilities                                         179,682          569,076
                                                           -----------      -----------
Net Cash Flows provided by Operating Activities              3,130,478        5,645,453
                                                           -----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Issuance of notes receivable                              (445,353)        (787,873)
    Net additions to property and equipment                   (569,416)      (2,317,056)
    Investment activity, net                                  (546,922)        (521,528)
                                                           -----------      -----------
Net Cash Flows used in Investing Activities                 (1,561,691)      (3,626,457)
                                                           -----------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Payments on notes payable                                       --       (1,952,674)
    Issuance of common stock                                   250,250          136,292
                                                           -----------      -----------
Net Cash Flows provided by Financing Activities                250,250       (1,816,382)
                                                           -----------      -----------

NET INCREASE IN CASH AND CASH EQUIVALENTS                    1,819,037          202,614

CASH AND CASH EQUIVALENTS AT THE
    BEGINNING OF THE PERIOD                                  5,971,409        3,172,590
                                                           -----------      -----------

CASH AND CASH EQUIVALENTS AT THE
    END OF THE PERIOD                                      $ 7,790,446      $ 3,375,204
                                                           ===========      ===========

                              NATIONS HOLDING GROUP
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2002

NOTE 1 - INTERIM FINANCIAL INFORMATION

The accompanying unaudited condensed consolidated financial statements of Nations Holding Group ("the Company") have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of only normal recurring accruals and intercompany eliminations) necessary for a fair presentation have been included. Operating results for the nine month period ended September 30, 2002 are not necessarily indicative of the results that may be expected for the year ended December 31, 2002.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make a number of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Such estimates and assumptions affect the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management of the Company evaluates estimates and assumptions based upon historical experience and various other factors and circumstances. The Company believes its estimates and assumptions are reasonable in the circumstances; however, actual results may differ from these estimates under future conditions.

Management believes that the estimates and assumptions that are most important to the portrayal of the Company's financial condition and results of operations, in that they require management's most difficult, subjective or complex judgments, form the basis for the accounting policies deemed to be most critical to the Company. These critical accounting policies relate to bad debts, impairment of intangible assets and long lived assets, reserves related to escrow and title policy losses, and contingencies and litigation. Management believes estimates and assumptions related to these critical accounting policies are appropriate under the circumstances; however, should future events or occurrences result in unanticipated consequences, there could be a material impact on our future financial condition or results of operations.

Certain 2001 amounts have been reclassified in these condensed consolidated financial statements to conform with the 2002 presentation.

               CAPITAL TITLE GROUP, INC. AND NATIONS HOLDING GROUP
                          UNAUDITED PRO FORMA CONDENSED
                   COMBINED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined consolidated financial information gives effect to the acquisition of Nations Holding Group ("Nations") using the purchase method of accounting, after giving effect to the pro forma adjustments described in the accompanying notes. No pro forma condensed combined consolidated balance sheet is presented since the Company filed its Form 10-Q on November 6, 2002 that contained the actual condensed consolidated balance sheet as of September 30, 2002. The unaudited pro forma condensed combining statements of operations combines the individual statements of operations of the Company and Nations appearing elsewhere in this filing for the year ended December 31, 2001 and the nine months ended September 30, 2002 assuming that the acquisition occurred on January 1 of each period presented.

The unaudited pro forma combined financial information reflects the application of the purchase method of accounting for the acquisition. Under this method of accounting, the purchase price will be allocated to the assets acquired and liabilities assumed based on their estimated fair values at the closing. Estimates of the fair values of Nations' assets acquired and liabilities assumed in the transaction have been combined with recorded values of the assets and liabilities of the Company's. However, changes to the adjustments included in the unaudited pro forma combined financial data are expected as evaluations of assets are completed and as additional information becomes available. Accordingly, the final pro forma combined amounts may differ from those set forth in the unaudited pro forma combined financial data.

Certain financial statement balances of Nations have been reclassified to conform with the Company's presentation.

The unaudited condensed combined consolidated financial information does not purport to be indicative of the operating results that would have actually occurred if the acquisition had been effective on the dates indicated, nor are they necessarily indicative of future operating results of the combined operations. The unaudited pro forma combined condensed consolidated information does not give effect to any cost savings or synergies that may result from the integration of Nations' operations in the transaction and the Company's operations. No assurances can be given with respect to the ultimate level of revenues or cost savings.

               CAPITAL TITLE GROUP, INC. AND NATIONS HOLDING GROUP
   Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations
                      For the Year Ended December 31, 2001

                                                        Actual                                 Pro forma
                                           --------------------------------       ------------------------------------
                                                                                  Nations Holding
                                                                                  Group operations
                                                                                  not acquired in
                                                                Nations           transaction and
                                           Capital Title        Holding              pro forma
                                            Group, Inc.          Group              adjustments             Combined
                                           -------------     -------------         -------------         -------------
REVENUE:
  Title insurance premiums                 $  41,160,736     $  43,296,753         $  (1,926,160)(a)     $  82,531,329
  Escrow and related fees                     20,468,323        19,569,861              (872,373)(a)        39,165,811
  Investment and other income                  2,806,692         7,689,276              (146,909)(a)        10,349,059
                                           -------------     -------------         -------------         -------------
                                              64,435,751        70,555,890            (2,945,442)          132,046,199

EXPENSES:
  Personnel costs                             30,717,974        29,648,687            (2,185,786)(a)        58,180,875
  Commissions and incentives                   8,258,437        14,647,615              (283,724)(a)        22,622,328
  Rent                                         4,225,423         3,793,985              (328,307)(a)         7,691,101
  Interest                                       277,252           121,769               950,833 (d)         1,349,854
  Other operating expenses                    15,118,823        15,276,420            (1,419,248)(a)        29,490,449
                                                                                         514,454 (b)
                                           -------------     -------------         -------------         -------------
                                              58,597,909        63,488,476            (2,751,778)          119,334,607
                                           -------------     -------------         -------------         -------------
Income before income taxes                     5,837,842         7,067,414              (193,664)           12,711,592

Income taxes                                     767,572         2,667,396               502,285 (a)         3,351,138
                                                                                        (586,115)(e)
                                           -------------     -------------         -------------         -------------
Net income                                     5,070,270         4,400,018              (109,834)            9,360,454

Dividends on preferred stock                          --                --             1,401,296 (f)         1,401,296
                                           -------------     -------------         -------------         -------------
Earnings attributable to common shares     $   5,070,270     $   4,400,018         $  (1,511,130)        $   7,959,158
                                           =============     =============         =============         =============

Net income per common share:
  Basic                                    $        0.29                                                 $        0.46
                                           =============                                                 =============
  Diluted                                  $        0.28                                                 $        0.44
                                           =============                                                 =============

Weighted average shares outstanding:
  Basic                                       17,230,950                                                    17,230,950
                                           =============                                                 =============
  Diluted                                     18,031,252                                                    18,128,527
                                           =============                                                 =============

                  See accompanying Notes to Unaudited Pro Forma
              Condensed Combined Consolidated Financial Statements

               CAPITAL TITLE GROUP, INC. AND NATIONS HOLDING GROUP
   Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations
                  For the Nine Months ended September 30, 2002

                                                        Actual                                 Pro forma
                                           --------------------------------       ------------------------------------
                                                                                  Nations Holding
                                                                                  Group operations
                                                                                  not acquired in
                                                                Nations           transaction and
                                           Capital Title        Holding              pro forma
                                            Group, Inc.          Group              adjustments             Combined
                                           -------------     -------------         -------------         -------------
REVENUE:
  Title insurance premiums                 $  39,782,778     $  37,950,079         $  (1,342,579)(a)     $  76,390,278
  Escrow and related fees                     22,437,744        17,837,209              (551,937)(a)        39,723,016
  Investment and other income                  2,598,234         1,629,182               (31,491)(a)        10,349,059
                                                                                         (12,600)(c)         4,183,325
                                           -------------     -------------         -------------         -------------
                                              64,818,756        57,416,470            (1,938,607)          120,296,619

EXPENSES:
  Personnel costs                             31,095,356        25,241,436            (1,338,887)(a)        54,997,905
  Commissions and incentives                   9,367,808        13,385,579              (282,860)(a)        22,470,527
  Rent                                         5,168,525         3,322,757              (240,714)(a)         8,250,568
  Interest                                       217,879               239                   (44)(a)
                                                                                         457,784 (d)           675,858

  Other operating expenses                    13,943,716        12,274,056            (1,005,225)(a)
                                                                                         514,454 (b)
                                                                                         (12,600)(c)        25,714,401
                                           -------------     -------------         -------------         -------------
                                              59,793,284        54,224,067            (1,908,093)          112,109,259
                                           -------------     -------------         -------------         -------------
Income before income taxes                     5,025,472         3,192,403               (30,515)            8,187,361
Income taxes                                   2,131,427         1,186,868               374,755 (a)
                                                                                        (388,895)(e)         3,304,155
                                           -------------     -------------         -------------         -------------
Net income                                     2,894,045         2,005,535               (16,375)            4,883,206

Dividends on preferred stock                          --                --             1,050,972 (f)         1,050,972
                                           -------------     -------------         -------------         -------------

Earnings attributable to common shares     $   2,894,045     $   2,005,535         $  (1,067,347)        $   3,832,234
                                           =============     =============         =============         =============

Net income per common share:
  Basic                                    $        0.17                                                 $        0.22
                                           =============                                                 =============
  Diluted                                  $        0.16                                                 $        0.21
                                           =============                                                 =============

Weighted average shares outstanding:
  Basic                                       17,352,065                                                    17,352,065
                                           =============                                                 =============
  Diluted                                     18,090,528                                                    18,293,400
                                           =============                                                 =============

                  See accompanying Notes to Unaudited Pro Forma
              Condensed Combined Consolidated Financial Statements

               CAPITAL TITLE GROUP, INC. AND NATIONS HOLDING GROUP
                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                 COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS


NOTE 1. BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined consolidated statements of operations reflect the merger of title and escrow operations of Nations Holding Group and subsidiaries ("Nations"). The unaudited pro forma condensed combined consolidated statements of operations have been prepared under the purchase method of accounting. On September 18, 2002, Capital Title Group, Inc. ("the Company") completed the acquisition of Nations pursuant to an Agreement and Plan of Merger. Under the terms of the Merger agreement, the stockholders of Nations exchanged all of their outstanding shares of common stock for an allocation of the merger proceeds, which consisted of $18.2 million in cash and $17.5 million in preferred stock issued by the Company. In addition, the Company issued warrants to a major shareholder of Nations to purchase up to 300,000 shares of common stock of the Company at an exercise price of $2.27 per share. The warrants had a fair value of approximately $213,000 at the date of the transaction. The resulting purchase price of the transaction was $37.2 million, including $1.3 million of related direct acquisition costs.

The merger closed on September 18, 2002 after regulatory approval was granted on September 9, 2002 by the California Department of Insurance. As agreed to by both Nations and the Company, the effective date of the transaction was September 1, 2002.

Under the purchase method of accounting, the total estimated purchase price as shown in the table below is allocated to the assets and liabilities acquired based on their estimated fair values as of the date of completion of the merger. The preliminary estimated purchase price is allocated to the assets and liabilities acquired as follows:

     Assets and (Liabilities) Acquired:

       Cash                                                 $ 10,878,881
       Receivables and other current assets                    3,817,197
       Property and equipment, net                             5,063,813
       Marketable securities, available-for-sale               8,787,768
       Title plant                                               417,842
       Notes receivable and other assets                       4,010,924
       Accounts payable and accrued expenses                  (7,823,094)
       Reserves for title and escrow losses                   (3,525,035)
       Notes and other payables                               (2,083,457)
       Intangible assets                                      17,666,522
                                                            ------------
                Total                                       $ 37,211,361
                                                            ============

In accordance with the Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," goodwill and intangible assets with indefinite lives resulting from business combinations completed subsequent to June 30, 2001 will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that the management of the combined company determines that the value of goodwill or intangible assets with indefinite lives has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

NOTE 2. PRO FORMA ADJUSTMENTS

Pro forma adjustments are necessary to reflect the estimated purchase price of Nations and to eliminate a former subsidiary of Nations that was not part of the acquisition. Assets and liabilities acquired were recorded by the Company at their estimated fair value. The unaudited pro forma condensed combined consolidated financial statements do not give effect to any cost savings or synergies that may result from the integration of Nations' operations and the Company's operations. No assurances can be given with respect to the ultimate level of revenues or cost savings.

               CAPITAL TITLE GROUP, INC. AND NATIONS HOLDING GROUP
                     NOTES TO UNAUDITED PRO FORMA CONDENSED
             COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company has not identified any preacquisition contingencies where the related asset or impairment is probable and the amount of the asset or impairment can be reasonably estimated. Prior to the end of the purchase price allocation period, if information becomes available which would indicate it is probable that such events have occurred and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.

The pro forma adjustments reflected in the unaudited pro forma condensed combined consolidated income statements are as follows:

     (a) Prior to the acquisition, Nations disposed of its operations in Arizona. As a result, the purchase related to Nations excluded its former Arizona operations. The Nations operations in Arizona not acquired in the transaction have been eliminated as an adjustment.

     (b) The Company was required to allocate a portion of the purchase price paid in excess of the fair value of Nations' assets and liabilities to an intangible asset for Nations' open title and escrow orders at the date of acquisition. The fair value assigned to this intangible asset was $514,454, all of which would be amortized during the period presented.

     (c) Elimination of management fees charged by the Company to Nations during the month of September. This management fee is eliminated in the pro forma condensed combined consolidated financial statements.

     (d) Adjustment reflects interest expense related to debt issued in connection with the acquisition of Nations. Interest on the seven year term loan is at the prime rate or LIBOR plus 2.75%. For pro forma presentation, historical prime rates in place during the applicable time period presented were used. Interest rates ranged between 5.0% to 9.5% during 2001 and were 4.75% during the first nine months of 2002. Interest and principal installments are paid quarterly.

     (e) Adjustment to income taxes at the corporate statutory rate resulting from the change in pre-tax income reflecting adjustments to the pro forma income statement previously discussed.

     (f)  Adjustment  reflects  dividends  totaling  $1,401,296 on an annualized
          basis  for  the  preferred   stock  issued  in  connection   with  the
          acquisition. The 8% cumulative preferred dividend is paid quarterly.

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